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                                                                 Exhibit 10.7


                                OLYMPIC STEEL, INC.
                           CARRIER CONTRACT AGREEMENT


                  This Agreement, made and entered into on August 1, 1998, between Lincoln Trucking Company, of Bedford Heights, Ohio, an Ohio Corporation ("hereinafter referred to as "Carrier"), and Olympic Steel, Inc, an Ohio Corporation of Bedford Heights, Ohio (hereinafter referred to as "Shipper").

                  Whereas, Olympic Steel tenders inbound and outbound freight shipments from and to its vendors, suppliers, and customers, all shall hereinafter be referred to as "Shipper".

                  Whereas, Lincoln Trucking Company, represents that it has all necessary operating authority, insurance certification and means to transport general commodities and provide specialized contract carrier services. That "Carrier" holds and will continue to register and hold said Permit as a Motor Contract Carrier issued by the Interstate Commerce Commission ("ICC") and identified by Permit No. MC 343708 which indicates that "Carrier", holds permanent operating authority as a contract carrier.

                  Whereas, Lincoln Trucking Company represents that "Carrier" holds a permit to operate as a "Contract Motor Carrier" as is defined under Chapter 4923 of the Ohio Revised Code, and issued by the Public Utilities Commission of Ohio ("PUCO") and identified as Permit No. 128797-P, which was issued pursuant to Ohio Law, as previously referenced. "Carrier" will continue to register its ICC authority with the PUCO in accordance with all-applicable laws, rules and regulations.

                  Now, therefore, the parties hereto agree to enter into this contract, binding themselves to the mutual covenants, terms, and conditions. Olympic Steel and "Carrier" agree as follows:


                                     VOLUME
                                     ------

Olympic Steel will offer "Carrier" from time to time, a series of shipments to and from such points between which service may be required and "Carrier" is authorized to operate. Olympic Steel makes no commitment to tender or cause to be tendered any specific number of shipments or revenue to "Carrier". This Agreement does not grant "Carrier" an exclusive right to perform transportation and related services for Olympic Steel, Inc. its vendors, suppliers, or customers. Shipper shall not be liable for any failure to tender shipments to "Carrier".




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                                    SERVICES
                                    --------

"Carrier" agrees to meet the distinct needs of Olympic Steel and its vendors, suppliers and customers by transporting specifically tendered shipments between the designated origins and destinations within the service parameters required by Olympic Steel. These service and equipment requirements unless herein stated, shall be further set forth in Schedule(s), which shall become part of this Agreement. "Carrier" shall dedicate to Shipper, for Shipper's exclusive use, a minimum of 8 trucks daily, during the term of this agreement and transport customers freight without delay caused by anything in Carriers control. "Carrier" shall immediately communicate all occurrences, which would be probable or certain to cause delay, to Olympic Steel. "Carrier agrees to always tarp and secure all of Shipper's commodities at Carrier's expense. "Carrier" shall obtain and provide equipment at its sole expense. Shipper agrees to make reasonable efforts to advise "Carrier" of any other equipment or services required by Shipper in connection with delivery of Shipper's commodities. "Carrier" covenants and agrees at its sole cost and expense to keep its equipment in good repair, mechanical condition and running order.

                                RATES AND CHARGES
                                -----------------

Rates and charges for shipments transported under this Agreement shall be agreed to in writing between Olympic Steel and "Carrier" and are set forth in the Schedule A & B attached. Schedules contain conditions applicable to linehaul rates, non-linehaul rates, and assessorial charges.

"Carrier" represents and warrants that there are no other applicable rates or charges except those established and agreed to in the Schedule(s) attached, and that if there are no charges in a Schedule, then Carrier's rates shall be all inclusive. Rates may be established and changed by agreement between the parties in order to meet specific time requirements and shall be deemed "in writing" and supplement this Agreement if "Carrier" faxes a signed copy of the applicable rates and charges to Olympic Steel and Olympic accepts and returns a signed faxed copy of same to the Carrier. Attached to this agreement are the two (2) formal Rate Schedules to become effective at execution of this agreement :
Schedule A (Rates for Ohio Points) and Schedule B (Rates for Out of Ohio points)

                                TERMS OF PAYMENT
                                ----------------

         Olympic Steel agrees to pay "Carrier" for services performed under this Agreement in accordance with the rates and charges set forth in the Schedules A & B. Olympic Steel shall pay "Carrier" within Seven (7) days (unless otherwise agreed to in separate Schedule) following receipt of "Carrier's" freight bill accompanied by a signed clear delivery receipt, bill of lading, or dray ticket, whichever may be required based on service(s) performed.


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                                    INSURANCE
                                    ---------

         "Carrier", at Carrier's expense, shall maintain the following minimum insurance at all times, while under agreement with Olympic Steel:

1) Automobile liability insurance on all trucks and other equipment used by Carrier in an amount not less than $ 1,000,000 per occurrence with a deductible or self-insured amount not to exceed $10,000

2) General liability insurance with minimum limits not less than $1,000,000 per occurrence with a deductible or self-insured amount not to exceed $10,000

3) Cargo liability insurance with minimum limits of not less than $100,000 per shipment with a deductible or self-insured amount not to exceed $10,000

"Carrier" shall furnish a copy of policy, certificate of insurance or other acceptable proof of insurance naming Olympic Steel as additional insured. Carrier's insurance shall be primary and required to respond and pay prior to any other available coverage. "Carrier" agrees that Carrier, Carrier's insurer(s), and anyone claiming through Carrier shall have no claim, right of action, or right of subrogation against Olympic Steel or its vendor, supplier or customers based on any loss or liability insured under the foregoing insurance. Olympic Steel shall be notified in writing by Carrier's insurance company at least 10 days prior to cancellation, change or non-renewal of submitted insurance policies.


                                 INDEMNIFICATION
                                 ---------------

         "Carrier" agrees to indemnify, defend and hold Olympic Steel and its vendors, suppliers, and customers (including their officers, directors, employees, subcontractors and agents) harmless from and against any and all liabilities, damages, fines, penalties, costs, claim demands and expenses (including costs of defense, settlement, and reasonable attorneys fees) of whatever type or nature, including damage or destruction of any property, or injury (including death) to any person, arising out of or related to, directly or indirectly ( 1) the transportation and related services rendered by the Carrier, (2) any act or omission by Carrier, its agents, employees or subcontractors, (3) any claims or actions by Carrier's agents, employees or subcontractors, (4) the failure of Carrier, its agents or subcontractors to comply with this Agreement or any applicable United States or Canadian federal, provincial, state or local law, statute, regulation, rule ordinance or government directive which may directly or indirectly regulate or affect the obligations of Carrier under this Agreement. The obligations of "Carrier" under this Section shall survive the termination of this Agreement.



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                              FORCE MAJEURE CLAUSE
                              --------------------

"Carrier", to the same extent Olympic Steel, Inc. is not held liable by its customer, vendor or supplier, shall not be held liable for failure to perform any of it's obligations under this Agreement or schedules if such failure is caused by acts of God, war, civil disorder or through compliance with any legally constituted order of civil or military authorities.


                                     CLAIMS
                                     ------

         "Carrier" shall be liable as a contract carrier for loss, damage to or destruction of any and all of Olympic Steel's ("Shipper") property, which is under "Carrier" care, custody or control. The liability shall be the invoice cost of the lost or damaged property or in the absence of such invoice, liability shall be actual cash market value of the property. Olympic Steel's loss shall be determined in accordance with common law.

         Such liability shall begin at time the property is loaded on equipment at point of origin and released to "Carrier". Carrier's liability shall end when it delivers property to designated consignee and receives signed documentation of clear and full acceptance by consignee. Cargo which has been tendered to "Carrier" dry and intact and released by Carrier in a wet or damaged condition or lost, visible or concealed, shall be presumed to have been damaged, lost or destroyed by Carrier unless Carrier can provide clear and convincing evidence to the contrary. Olympic Steel may deduct the full amount of loss from any compensation Olympic Steel owes Carrier or demand carrier pay loss directly to Olympic Steel. Carrier shall settle and pay all claims within 60 days of receipt of claim.

In return, Olympic Steel shall be held responsible for reasonable payment of damages to "carrier" equipment while under Olympics' control ( on our property without "carrier" driver or carrier representative present) with said damages clearly found to have been caused by Olympic Steel personnel, only. Olympic will not be held liable or responsible for drivers personal property left behind in the equipment.

                                  RELATIONSHIP
                                  ------------

         The "Carrier" agrees that the relationship to Olympic Steel shall, at all times, be that of an independent contractor. "Carrier" and not Olympic Steel has the sole responsibility for the safe and proper operation of equipment used by Carrier in performance of this Agreement. "Carrier" agrees that all its equipment and drivers are in full compliance with all applicable Federal and State and Local regulations.

         "Carrier" acknowledges full responsibility for the payment of all expenses, including but not limited to, insurance, federal, state, and local taxes and assessments, and all other cost related, directly or indirectly, to the performance of the transportation and related services of this Agreement. "Carrier" shall indemnify, defend, and hold




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Olympic Steel and its vendors, suppliers, and customers harmless from and against any and all liabilities of any type.




                                TERMS AND NOTICE
                                ----------------

         The term of this Agreement shall cover all shipments made by "Carrier" for "Shipper" commencing on the date of execution hereof and shall remain in effect for a period of ONE (1) YEAR so long as services in the agreement and Schedule(s) remain in effect. Agreement shall be automatically renewed for like periods unless canceled by either party hereto upon thirty (30) days written and certified notice to the other. Either party may cancel or terminate this agreement at any time for any reason upon not less than thirty (30) days written and certified notice of one party to the other.

         Notices under this Agreement shall be in writing and sent to the parties' addresses below by fax and certified U.S.Mail.

        "SHIPPER":                                         "CARRIER"
     OLYMPIC STEEL, INC.                             LINCOLN TRUCKING COMPANY

5080 Richmond Road                                  5060 Richmond Road
Bedford Heights, OH  44146                          Bedford Heights, OH 44146
Attn: VP, Corporate Logistics                       Attn: President
FAX: (216) 292-3974                                 FAX: (216) 292-0291


                                ENTIRE AGREEMENT
                                ----------------

         This Agreement, including the Schedules (A & B) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. Any clause of this Agreement found to be invalid will invalidate that clause only. All other terms and conditions will remain in effect. This agreement shall supercede all prior written and oral agreements between Carrier and Olympic Steel, Inc.


                                  MODIFICATION
                                  ------------

No Waiver, alteration or modification of any of the provisions of this Agreement or any Schedule, shall be binding upon either party, unless in writing signed by the duly authorized representative of the party against whom such waiver, alteration or modification is sought to be enforced. Waiver by either party of any breach or failure to comply with any provisions of this Agreement or any Schedule by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of



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any other breach of, or failure to comply with any other provisions of this
Agreement or and Schedule.



                                 APPLICABLE LAW
                                 --------------

         The terms and conditions of this Agreement shall be governed by, and enforced in accordance with, the laws of the state of Ohio, and any suit or action enforcing the terms and conditions of this Agreement shall be brought and adjudicated in the court of general jurisdiction for Cuyahoga County, Ohio.


                  MUTUAL COOPERATION AND RESOLUTION OF DISPUTES
                  ---------------------------------------------

         Both parties understand and agree that they must cooperate in order to ensure the best, most efficient, and economical transportation and related services. If any dispute arises in connection with this Agreement or any Schedule, the representatives of Olympic Steel and "Carrier" primarily responsible for the negotiation and performance of the applicable Schedule(s) shall attempt to resolve such dispute. If the representatives are unable, after reasonably diligent effort, to resolve the dispute, it shall be referred in a panel consisting of an executive of Olympic Steel and of "Carrier" for resolution. If the Panel is unable to resolve the dispute after reasonably diligent effort, the matter may, by mutual agreement, be referred to binding arbitration, or either party may resort to litigation. In the event the matter is referred to arbitration or litigated, the non-prevailing party shall bear all related costs, including the prevailing party's reasonable attorneys' fees.


In witness whereof, the parties hereto have caused this Agreement to be executed on the day and year first above written.

       "SHIPPER"                                       "CARRIER"

OLYMPIC STEEL, INC.                               LINCOLN TRUCKING COMPANY

By:                                             By:
    -----------------------                         ---------------------------

Name: THOMAS A. POLIDORO                        Name:    LYNNE ZIMET

Title:     V.P.,Corporate Logistics             Title:       President

Date:                                           Date:
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